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                                                               Exhibit 99(a)(3)
[LOGO] DIGENE

1201 Clopper Road
Gaithersburg, Maryland 20878
(301) 944-7000

                                         March 1, 2002

Dear Stockholders:

   I am pleased to inform you that on February 19, 2002, Digene and Cytyc Corporation entered into an Agreement and Plan of Merger pursuant to which Cruiser, Inc., a subsidiary of Cytyc, is today commencing an offer to exchange
(i) 1.1969 shares of Cytyc common stock and (ii) $4.00 in cash for each outstanding share of Digene common stock. The offer is conditioned upon, among other things, at least a majority of Digene's shares determined on a diluted basis having been validly tendered and not withdrawn, antitrust clearance having been obtained, and no material adverse change to Digene having occurred. If the conditions to the offer are satisfied, Cruiser, Inc. will purchase all shares of Digene common stock validly tendered and thereafter merge into Digene. In the merger, each share of Digene common stock not tendered will be converted into the right to receive (i) 1.1969 shares of Cytyc common stock and
(ii) $4.00 in cash, subject to proper exercise of any applicable dissenters' rights.

   YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE EXCHANGE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DIGENE AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT, THE EXCHANGE OFFER AND THE MERGER. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE EXCHANGE OFFER BY TENDERING YOUR SHARES IN THE OFFER.

   In arriving at its recommendation, the Board of Directors gave careful consideration to the factors referred to in the attached Schedule 14D-9 (that is being filed today with the Securities and Exchange Commission). Accompanying this letter, in addition to the attached Schedule 14D-9, is Cytyc's preliminary prospectus, together with related materials, including a letter of transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the exchange offer and provide instructions as to how to tender your shares. We urge you to read the enclosed materials carefully.

   On behalf of the management and the Board of Directors of Digene, we thank you for your support.

                             Sincerely,

                             /s/ Evan Jones
                             Evan Jones

                             CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER